Exhibit 7.24

EXECUTION VERSION

AMENDED AND RESTATED INTERIM INVESTORS AGREEMENT

This Amended and Restated Interim Investors Agreement (this “Agreement”) is made as of June 6, 2014 by and among Mr. Yuzhu Shi (“Mr. Shi”) (solely for the purposes of Section 1.5, Section 1.7 Section 2.1 and Section 3), Vogel Holding Group Limited, a British Virgin Islands company (“Vogel”) (solely for the purposes of Section 1.7, Section 2.1 and Section 3), Union Sky Holding Group Limited, a British Virgin Islands company (“Union Sky”), Baring Private Equity Asia V Holding (12) Limited, a British Virgin Islands company (“Baring SPV”), Rich Noble Enterprises Limited, a British Virgin Islands company (“HONY SPV”), CDH Journey Limited, a Cayman Islands company (“CDH SPV”, together with Baring SPV, HONY SPV and any Additional Sponsor (as defined below), each an “Equity Sponsor” and together, the “Equity Sponsors”, and the Equity Sponsors together with Union Sky, each an “Investor” and together, the “Investors”), Giant Group Holdings Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”), Giant Investment Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“Parent”), and Giant Merger Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”). Mr. Shi, Vogel, the Investors, Holdco, Parent and Merger Sub are hereinafter collectively referred to as the “Parties”, and individually, a “Party”. Capitalized terms used but not defined herein shall have the meanings given thereto in the Merger Agreement (as defined below) unless otherwise specified herein.

RECITALS

WHEREAS, Parent, Merger Sub and Giant Interactive Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), executed an Agreement and Plan of Merger dated as of March 17, 2014 (as amended by that certain Amendment No.1 to the Agreement and Plan of Merger dated as of May 12, 2014 and as may be further amended in accordance with Section 1.1 hereof from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company becoming the surviving entity and a wholly-owned subsidiary of Parent.

WHEREAS, Mr. Shi, Union Sky, Vogel and Baring SPV executed a Consortium Agreement dated as of November 25, 2013 to which each of HONY SPV and CDH SPV joined as a party on January 12, 2014 and June 6, 2014, respectively (the “Consortium Agreement”), pursuant to which the parties thereto agreed to cooperate in connection with a proposal for the transactions contemplated by the Merger Agreement, including the Merger (collectively, the “Transactions”).

WHEREAS, Union Sky, Vogel and Baring SPV executed a support agreement in favor of Parent and Holdco dated as of March 17, 2014 (the “Support Agreement”), pursuant to which, Union Sky and Baring SPV each has agreed to, subject to the terms and conditions set forth therein and among other obligations, (i) the cancellation of all (in the case of Baring SPV) or a portion (in the case of Union Sky) of their Shares for no consideration in the Merger, and (ii) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to the Closing in accordance with the terms thereof, and Union Sky, Vogel and Baring SPV each has agreed to vote in favor of approval of the Merger Agreement, the Plan of Merger and the Transactions, upon the terms and conditions set forth therein.

WHEREAS, on or about the date hereof, each of The Baring Asia Private Equity Fund V, L.P., an Affiliate of Baring SPV (“Baring Guarantor”), Hony Capital Fund V, L.P., an Affiliate of HONY SPV (“HONY Guarantor”) and CDH WM Giant Fund, L.P., an Affiliate of CDH SPV (“CDH Guarantor” and together with Baring Guarantor and HONY Guarantor, the “Guarantors”) entered into a letter agreement in favor of Holdco (each such letter, such Guarantor’s “Equity Commitment Letter”), pursuant to which the respective Guarantor agrees, subject to the terms and conditions set forth therein, to make an equity investment in Holdco immediately prior to the Closing in connection with the Transactions.

WHEREAS, China Minsheng Banking Corp., Ltd., Hong Kong Branch, BNP Paribas Hong Kong Branch, Credit Suisse AG, Singapore Branch, Deutsche Bank AG, Singapore Branch, Goldman Sachs (Asia) L.L.C., ICBC International Finance Limited and JPMorgan Chase Bank, N.A. (the “Mandated Lead Arrangers”), China Minsheng Banking Corp., Ltd., Hong Kong Branch, BNP Paribas Hong Kong Branch, Credit Suisse AG, Singapore Branch, Deutsche Bank AG, Singapore Branch, Goldman Sachs Lending Partners LLC, ICBC International Finance Limited and JPMorgan Chase Bank, N.A. (the “Underwriters”) and Merger Sub executed a commitment and underwriting letter dated as of March 17, 2014 (the “Debt Commitment Letter”), pursuant to which, subject to the terms and conditions set forth therein, the Mandated Lead Arrangers committed to arrange and the Underwriters committed to underwrite a term loan facility to be made available to Merger Sub on the terms of the facility agreement in the form attached thereto (the “Facility Agreement”) and related documentation contemplated by such facility agreement (together, the “Debt Commitment”) under which a loan will be drawn down by Merger Sub immediately prior to the Closing in connection with the Transactions.

WHEREAS, Mr. Shi, Vogel, Union Sky, Baring SPV, HONY SPV, Holdco, Parent and Merger Sub entered into an Interim Investors Agreement dated as of March 17, 2014 (the “Prior Agreement”).

WHEREAS, Holdco, Union Sky, Baring Guarantor, HONY Guarantor and CDH Wealth Management Company Limited entered into an Amended and Restated Equity Commitment Agreement dated as of May 12, 2014, pursuant to which certain provisions of the Prior Agreement must be amended.

WHEREAS, pursuant to Section 3.2 of the Prior Agreement, the Parties wish to amend and restate the Prior Agreement in its entirety, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenant set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree to amend and restate the Prior Agreement in its entirety as follows:

1.	AGREEMENTS AMONG THE INVESTORS.

1.1 Actions Under the Merger Agreement. The Investors acting jointly shall have the sole power, authority and discretion to cause Parent and Merger Sub to take any action or refrain from taking any action in order to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement, including, without limitation, (a) determining that the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (the “Closing Conditions”) have been satisfied or waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, or (b) amending or modifying the Merger Agreement and determining to consummate the Merger; provided, that the Investors may not cause Parent and Merger Sub to amend the Merger Agreement in a way that has an impact on any Investor that is different from the impact on the other Investors in a manner that is materially adverse to such Investor without such Investor’s written consent. Parent and Merger Sub shall not, and the Investors shall not permit Parent or Merger Sub to, determine that any Closing Condition has been satisfied, waive any Closing Condition, amend or modify the Merger Agreement or determine to close the Merger unless such action has been approved in advance in writing by each Investor. Parent and Merger Sub shall not take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement.

1.2 Debt Financing. Holdco, Parent and/or Merger Sub shall, at the joint direction of all Investors, enter into the Facility Agreement, borrow under the Facility Agreement in connection with the Closing and negotiate and enter into those documents that are contemplated by the Facility Agreement to be executed in connection with the Closing by Holdco, Parent and/or Merger Sub. Any amendment to the Debt Commitment Letter, material change to the Facility Agreement or material terms of or changes to any Alternative Financing shall require the consent of all Investors.

1.3 Equity Commitment.

(a) For the avoidance of doubt, (i) Exhibit A-1 attached hereto sets forth the equity commitment (the “Investor Equity Commitment”) of each Investor if Union Sky is not entitled to or does not elect to exercise its right to reduce the number of Union Sky Rollover Shares in accordance with Section 2.1(b) of the Support Agreement as of the Closing Date, which (w) with respect to Union Sky, equals the number of its Rollover Shares multiplied by the Per Share Merger Consideration, (x) with respect to Baring SPV, equals the number of its Rollover Shares multiplied by the Per Share Merger Consideration, plus the amount of Equity Commitment as defined and set forth in Baring Guarantor’s Equity Commitment Letter, (y) with respect to HONY SPV, equals the amount of Equity Commitment as defined and set forth in HONY Guarantor’s Equity Commitment Letter, and (z) with respect to CDH SPV, equals the amount of Equity Commitment as defined and set forth in CDH Guarantor’s Equity Commitment Letter, and (ii) Exhibit A-2 attached hereto sets forth the equity commitment of each Investor (the “Revised Investor Equity Commitment”) in the event that Union Sky elects to exercise its right to reduce the number of Union Sky Rollover Shares in accordance with Section 2.1(b) of the Support Agreement, which (w) with respect to Union Sky, equals the number of its Rollover Shares multiplied by the Per Share Merger Consideration, (x) with respect to Baring SPV, equals the number of its Rollover Shares multiplied by the Per Share Merger Consideration, plus the amount of Equity Commitment as defined and set forth in Baring Guarantor’s Equity Commitment Letter, (y) with respect to HONY SPV, equals the amount of Equity Commitment as defined and set forth in HONY Guarantor’s Equity Commitment Letter, and (z) with respect to CDH SPV, equals the amount of Equity Commitment as defined and set forth in CDH Guarantor’s Equity Commitment Letter.

(b) If and to the extent an Additional Sponsor (as defined in the Consortium Agreement) is admitted to the Consortium (as defined in the Consortium Agreement) pursuant to Section 1.2(g) of the Consortium Agreement, such Additional Sponsor shall execute an adherence agreement to this Agreement and upon its execution of the adherence agreement, such Additional Sponsor shall become an “Additional Sponsor” for purposes of this Agreement, and Exhibit A shall be updated to reflect the Investor Equity Commitment and Revised Investor Equity Commitment, as applicable, of each of the Investors and such Additional Sponsor, after giving effect of the equity commitment of such Additional Sponsor.

1.4 Shareholders Agreement; Appointment of Directors. Each Investor shall in good faith and with mutual cooperation use its reasonable best efforts to negotiate and enter into a shareholders’ agreement or other definitive agreements containing, in principle, the terms set forth on Exhibit B attached hereto (the “Shareholders Agreement Term Sheet”). Each of Holdco and the Investors hereby agrees to take (or cause to be taken) all actions, if any, required to be taken by each, such that the board of directors of Holdco shall have the composition contemplated by Exhibit B hereto immediately prior to the Effective Time.

1.5 Consummation of the Transaction.

(a) (i) Mr. Shi shall use his reasonable best efforts to take all necessary actions to (A) cause a company owned 95% by Mr. Shi and the record and beneficial holder of 90% of the equity interest in Lanlin Bio-Technology Co., Ltd. (“Lanlin”), to become the record and beneficial holder of 100% of the equity interest in Lanlin, and (B) cause the Reorganization Condition Actions to be completed, in each case as promptly as possible following the execution of the Merger Agreement and in any event prior to the Termination Date (as may be extended in accordance with the Merger Agreement).

(ii) Mr. Shi hereby undertakes to each Equity Sponsor that he shall (A) procure that, prior to the Closing Date, Lanlin shall discharge all its liabilities and transfer all its assets, in each case other than those relating to its ownership of equity interests in Shanghai Giant Network Technology Co., Ltd. (“Giant Network”) and (B) execute and deliver to each Equity Sponsor on the Closing Date a written certificate attaching the balance sheet of Lanlin as of the Closing Date confirming the foregoing.

(iii) Except for actions undertaken to fulfill his and Lanlin’s obligations in Section 1.5(a)(ii), Mr. Shi hereby undertakes to each Equity Sponsor that, prior to Closing, he shall procure that (A) Lanlin shall not engage in any business other than business incidental to its ownership of equity interests in Giant Network or incur any obligations or liabilities or enter into any agreements other than those incidental to its equity ownership in Giant Network and (B) Lanlin’s articles of association shall be modified, to the extent permitted by applicable law, to define Lanlin’s business purpose as set forth in Exhibit D.

(b) In the event that the Closing Conditions are satisfied or waived in accordance with the terms of the Merger Agreement, the Consortium Agreement and this Agreement, and Parent and Merger Sub are obligated to consummate the Merger in accordance with the terms of the Merger Agreement, all Investors other than any Failing Sponsor (the “Closing Investors”) acting unanimously shall have the right to terminate the participation in the Transactions of any Equity Sponsor (a “Failing Sponsor”) that is a Guarantor or an Affiliate of any Guarantor that (i) breaches such Guarantor’s obligation under the Equity Commitment Letter of such Guarantor to fund the Equity Commitment (as defined therein) or (ii) asserts in writing such Guarantor’s unwillingness to fund such Equity Commitment; provided, that such termination shall not affect the rights or remedies of the Closing Investors against such Failing Sponsor or the Guarantor which is an Affiliate of such Failing Sponsor with respect to such breach or threatened breach. If the Closing Investors terminate a Failing Sponsor’s participation in the Transactions pursuant to the immediately preceding sentence, the Closing Investors acting unanimously may offer one or more Closing Investors or new investors the opportunity to provide equity financing for the Transactions to replace the amount of such Failing Sponsor’s Investor Equity Commitment or Revised Investor Equity Commitment, as applicable.

1.6 Termination Fee and Expenses.

(a) If (i) the Merger Agreement is terminated pursuant to Section 8.03(a) or Section 8.03(b) thereof, (ii) Parent is required to pay the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement, and (iii) one of the Investors is a Defaulting Party, then such Defaulting Party shall pay an amount equal to the Parent Termination Fee to Parent by wire transfer of same day fund within three (3) Business Days following such termination of the Merger Agreement. If there is more than one Defaulting Party, each Defaulting Party’s obligations under the immediately preceding sentence shall be reduced to its Pro Rata Portion of the Parent Termination Fee. A “Defaulting Party” is an Investor, the failure of such Investor or of a Guarantor that is an Affiliate of such Investor, in each case to perform its obligation under its Equity Commitment Letter (if any), the Support Agreement (if party thereto), the Consortium Agreement (if party thereto) and/or this Agreement results in the termination of the Merger Agreement pursuant to Section 8.03(a) or Section 8.03(b) thereof. A Defaulting Party’s “Pro Rata Portion” for purposes of this Section 1.6(a) is a fraction, the numerator of which is the Investor Equity Commitment of such Defaulting Party and the denominator of which is the aggregate Investor Equity Commitments of all Defaulting Parties.

(b) In the event that (i) the Merger Agreement is terminated, and (ii) on the date of such termination a condition set forth in Section 7.02 of Merger Agreement is not satisfied as a direct result of an event set forth in Exhibit C attached hereto occurring prior to such termination, then Union Sky shall reimburse each Sponsor for all of its out-of-pocket costs and expenses incurred in connection with the Transactions, including any reasonable fees, expenses and disbursements of (i) Advisors (as defined in the Consortium Agreement) retained by such Sponsor (including the reasonable fees, expenses and disbursements of any separate Advisors retained by a Sponsor pursuant to Section 2.4(b) of the Consortium Agreement) and (ii) any financing banks engaged by the Consortium in connection with the Debt Financing.

(c) If the Merger is not consummated, and one of the Investors is a Breaching Party, then such Breaching Party shall promptly reimburse each other Investor who is not a Breaching Party (each, a “Non-Breaching Party”) for all of its out-of-pocket costs and expenses incurred in connection with the Transactions, including any reasonable fees, expenses and disbursements of (i) Advisors (as defined in the Consortium Agreement) retained by such Non-Breaching Party (including the reasonable fees, expenses and disbursements of any separate Advisors retained by such Non-Breaching Investor pursuant to Section 2.4(b) of the Consortium Agreement) and (ii) any financing banks engaged by the Consortium in connection with the Debt Financing. A “Breaching Party” is an Investor, the willful breach by such Investor or by an Affiliate of such Investor, in each case, of the obligations of such Investor or such Affiliate of such Investor under its respective Equity Commitment Letter (if any), the Support Agreement (if party thereto), the Consortium Agreement (if party thereto) and/or this Agreement results in the failure of the Merger to be consummated.

(d) If the Merger is not consummated (and Section 1.6(c) of this Agreement does not apply), the Equity Sponsors agree to share (allocated among the Equity Sponsors in proportion to their respective Investor Equity Commitment) any reasonable fees, expenses and disbursements payable to Advisors (as defined in the Consortium Agreement) retained by an Equity Sponsor in connection with the Transactions (including the reasonable fees, expenses and disbursements of any separate Advisors retained by an Equity Sponsor pursuant to Section 2.4(b) of the Consortium Agreement), including (i) Weil, Gotshal & Manges LLP (“Weil”) in connection with its role as international counsel to Baring Guarantor and Baring SPV for the Transactions, (ii) Fangda Partners and T&D Associates in connection with their roles as PRC counsel to the Equity Sponsors, (iii) Walkers in connection with its role as Cayman counsel to the Consortium, (iv) Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) in connection with its role as international counsel to HONY Guarantor and HONY SPV, (v) Kirkland & Ellis LLP (“Kirkland”) in connection with its role as international counsel to CDH SPV, (vi) Ernst & Young in connection with its tax due diligence and transaction tax analysis for the Transaction, (vii) Bain & Company in connection with its report with respect to the Company, (viii) Towers Watson in connection with its due diligence report with respect to the Company’s employees, (ix) Marsh (Hong Kong) Limited in connection with its due diligence report with respect to the Company’s insurance program, and (x) any other Advisor as agreed in writing by the Equity Sponsors (the fees, expenses and disbursements contemplated by this Section 1.6(d) are referred to herein as the “Sponsor Advisor Fees”). For the avoidance of doubt and notwithstanding anything to the contrary contained herein, in situations where this Section 1.6(d) applies, the fees, expenses and disbursements payable to Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) shall be borne solely by Union Sky.

(e) If the Merger is not consummated (and Section 1.6(c) of this Agreement does not apply), the Investors agree to share (allocated among the Investors in proportion to their respective Investor Equity Commitment) any reasonable fees, expenses and disbursements payable to the financing banks or Advisors retained by or on behalf of the Consortium in connection with the Debt Financing, including without limitation, (i) all counsel and advisors to the financing banks providing the Debt Financing, including without limitation, Linklaters LLP, Jun He Law Offices and Appleby, and (ii) Weil in connection with its role as international counsel to the Consortium for the Debt Financing (the fees, expenses and disbursements contemplated by this Section 1.6(e) are referred to herein as the “Financing Fees”).

(f) Upon consummation of the Merger, (i) Holdco and Parent shall reimburse the Investors for, or pay on behalf of the Investors, as the case may be, any reasonable fees, expenses and disbursements payable to (w) WSGR, (x) Weil, (y) Skadden and (z) up to $150,000, Kirkland, by any member of the Consortium (the “Approved Legal Fees”), and (ii) the Investors shall share (allocated among the Investors in proportion to their respective Investor Equity Commitment or Revised Investor Equity Commitment, as applicable) all of their out-of-pocket costs and expenses incurred in connection with the Transactions other than the Approved Legal Fees and any other fees, expenses and disbursements payable to Kirkland.

(g) The Investors shall be entitled to receive any termination, break-up or other fees or amounts payable to Holdco, Parent or Merger Sub by the Company pursuant to the Merger Agreement, allocated among the Investors in proportion to their respective Investor Equity Commitment, net of all costs and expenses incurred by the Parties in connection with the Transactions (which shall be paid or reimbursed, as applicable, by Holdco, Parent or Merger Sub), including, without limitation, the reasonable fees, expenses and disbursements of Advisors retained by the Parties or the Consortium in connection with the Transactions, the Sponsor Advisor Fees, the Financing Fees and any fees payable to the financing banks in connection with the Debt Financing.

1.7 Consortium Agreement. Mr. Shi, Vogel and the Investors hereby agree and confirm that (i) Section 2.6 of the Consortium Agreement was unconditionally and irrevocably terminated on March 17, 2014 pursuant to Section 1.7 of the Prior Agreement and is of no further force or effect, (ii) Section 1.2(e) of the Consortium Agreement was unconditionally and irrevocably terminated on March 17, 2014 pursuant to Section 1.7 of the Prior Agreement and is of no further force or effect, (iii) Section 3.1 of the Consortium Agreement was unconditionally and irrevocably terminated on March 17, 2014 pursuant to Section 1.7 of the Prior Agreement and is of no further force or effect and (iv) except as contemplated by the foregoing clauses (i), (ii) and (iii) of this Section 1.7, the Consortium Agreement shall remain in full force and effect in accordance with the term thereof.

2.	REPRESENTATIONS AND WARRANTIES.

2.1 Representations. Each Party hereby represents and warrants to the other Parties that: (i) if such Party is a corporate entity, it has the requisite power and authority to execute, deliver and perform this Agreement, (ii) if such Party is a corporate entity, the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party, (iii) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of such Party enforceable in accordance with the terms hereof, and (iv) such Party’s execution, delivery and performance of this Agreement will not violate: (a) if such Party is a corporate entity, any provision of its organizational documents; (b) any material agreement to which such Party is a party or by which such Party is bound; or (c) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party.

3.	MISCELLANEOUS.

3.1 Effectiveness; Termination. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Section 1.6, Section 1.7 and Section 3) upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement pursuant to Article VIII thereof; provided, that any liability for failure to comply with the terms of this Agreement shall survive such termination.

3.2 Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by all Parties.

3.3 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

3.4 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

3.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

3.6 Dispute Resolution.

(a) Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 3.6. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 3.6, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 3.6(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 3.6(a) in any way.

3.7 Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

3.8 Other Agreements. This Agreement, together with the Support Agreement, the Consortium Agreement and the other agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their Affiliates with respect to the subject matter contained herein except for the Consortium Agreement and such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms except as being expressly amended, clarified and supplemented herein. In the event of any conflict between the provisions of this Agreement and the provisions of the Consortium Agreement or such other agreements as are referenced herein, the provisions of this Agreement shall prevail.

3.9 Prior Agreement. Each of Mr. Shi, Vogel, Union Sky, Baring SPV, HONY SPV, Holdco, Parent and Merger Sub agrees and confirms that the Prior Agreement is hereby unconditionally and irrevocably terminated and is of no further force or effect.

3.10 Assignment. This Agreement may not be assigned by any Party or by operation of law or otherwise without the prior written consent of each of the other Parties, except that the Agreement may be assigned to an Affiliate of a party hereto; provided that the Party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 3.10 shall be void.

3.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above

MR. YUZHU SHI

/s/ Yuzhu Shi

VOGEL HOLDING GROUP LIMITED

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

UNION SKY HOLDING GROUP LIMITED

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

[Signature Page to Amended and Restated Interim Investors Agreement]

BARING PRIVATE EQUITY ASIA V HOLDING (12) LIMITED

By:	/s/ Mark Beckett
Name:	Mark Beckett
Title:	Director

[Signature Page to Amended and Restated Interim Investors Agreement]

RICH NOBLE ENTERPRISES LIMITED

By:	/s/ Bing Yuan
Name:	Bing Yuan
Title:	Director

[Signature Page to Amended and Restated Interim Investors Agreement]

CDH JOURNEY LIMITED

By:	/s/ Lilian Xu
Name:	Lilian Xu
Title:	Director

[Signature Page to Amended and Restated Interim Investors Agreement]

GIANT GROUP HOLDINGS LIMITED

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

GIANT INVESTMENT LIMITED

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

GIANT MERGER LIMITED

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

[Signature Page to Amended and Restated Interim Investors Agreement]